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                                   EXHIBIT 5
                             TROUTMAN SANDERS LLP
                               ATTORNEYS AT LAW
                        A LIMITED LIABILITY PARTNERSHIP


                               NATIONSBANK PLAZA
                    600 PEACHTREE STREET, N.E. - SUITE 5200
                         ATLANTA, GEORGIA  30308-2216
                           TELEPHONE:  404-885-3000
                           FACSIMILE:  404-885-3995

                                 July 28, 1999



PAB Bankshares, Inc.
3102 North Oak Street Extension
Valdosta, Georgia 31602

Attention: Board of Directors

     Re:   Acquisition of Baxley Federal Savings Bank by PAB Bankshares, Inc.

Gentlemen:

     We have served as counsel to PAB Bankshares, Inc. ("PAB"), a Georgia corporation, in connection with the execution and delivery of that certain Agreement and Plan of Merger, dated as of June 3, 1999 (the "Agreement"), by and between Baxley Federal Savings Bank ("Baxley"), a federally chartered stock savings bank, and PAB, to be joined in by PAB Interim Association No. 1 ("Interim"), a stock savings bank to be chartered under the laws of the United States and to become a wholly-owned subsidiary of PAB, whereby Interim shall merge with and into Baxley (the "Merger").

     In rendering this opinion, we have examined (i) the Registration Statement on Form S-4 filed by PAB with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), on July 29, 1999, in connection with the registration of 1,323,554 shares of common stock, no par value per share of PAB (the "Shares"),
(ii) the Agreement and (iii) such corporate books and records of PAB as we have deemed relevant to this opinion and have made such other investigations as we have deemed necessary. In such examinations, we have assumed the genuineness of all signatures on all original documents, the conformity to the original documents of all copies submitted to us and (except where our opinion expressly addresses execution and delivery) the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof.

     As to questions of fact material to this opinion, we have relied solely upon the representations and warranties as to factual matters contained in certificates and statements of officers of PAB and certain public officials and upon the accuracy and completeness of the representations and warranties of the parties to the Agreement. We have made no independent investigations with regard thereto, and, accordingly, we do not express any view or belief as to matters that might have been disclosed by independent verification.

     Based upon and subject to the foregoing, we are of the opinion that, assuming (i) the Merger shall have been consummated in accordance with the Agreement and the applicable provisions of the Georgia Business Corporation Code, (ii) the pertinent provisions of the Securities Act and the Securities Exchange Act of 1934, as amended, shall have been complied with, and (iii) the applicable provisions of securities or "blue sky" laws of various states shall have been complied with, when certificates evidencing the Shares have been duly executed, countersigned, registered, issued and delivered by the proper officers of PAB in compliance with the Agreement, the Shares will be duly and validly issued and outstanding, fully paid and non-assessable shares of common stock of PAB.
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Board of Directors
PAB Bankshares, Inc.
Page Two


     We are admitted to practice law in the State of Georgia only and do not hold ourselves out as being experts on the law of any other jurisdiction.

     This opinion is limited by, and shall be interpreted in accordance with, the January 1, 1992 edition of the Interpretive Standards Applicable to Certain
                                   --------------------------------------------
Legal Opinions to Third Parties in Corporate Transactions (the "Interpretive
---------------------------------------------------------
Standards"), adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia, which Interpretive Standards are incorporated in this opinion by this reference. As a consequence, this opinion is subject to a number of qualifications, exceptions, definitions, limitations on coverage, and other limitations, all as more particularly described in the Interpretive Standards, and this opinion should be read in conjunction therewith.

     This opinion is limited to the matters expressly opined on herein, and no opinion may be implied or inferred beyond those expressly stated. This opinion is rendered as of the date hereof, and we make no undertaking and expressly disclaim any duty to supplement or update such opinion, if, after the date hereof, facts or circumstances come to our attention or changes in the law occur which could affect such opinion.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in its related Proxy Statement/Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

                              Sincerely,

                              /s/ TROUTMAN SANDERS LLP


                              TROUTMAN SANDERS LLP